                         PAYMENT AND GUARANTEE AGREEMENT


               THIS PAYMENT AND GUARANTEE AGREEMENT ( Guarantee Agreement ), dated as of _____________________, 1994, is executed and delivered by The Bear Stearns Companies Inc., a Delaware corporation (the Guarantor ), for the benefit of the Holders (as defined below) from time to time of the Preferred Shares (as defined below) of Bear Stearns Finance LLC, an exempted company with limited duration incorporated under the laws of the Cayman Islands (the Issuer ).

               WHEREAS, the Issuer has authorized the creation of up to 20,000,000 shares of Preferred Shares which may be issued from time to time by the Issuer (the Preferred Shares );

               WHEREAS, it is intended that the proceeds of the issuance of the Preferred Shares will be loaned to the Guarantor;

               NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Shares, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

                                   ARTICLE I.

               As used in this Guarantee Agreement, the terms set forth shall, unless the context otherwise requires, have the following meanings.

                Guarantee Payments  shall mean the following items, without duplication, to the extent not paid by the Issuer: (i) any accumulated arrears and accruals of unpaid dividends which have been theretofore declared on the Preferred Shares of any series out of funds legally available therefor, (ii) the redemption price (including all accumulated arrears and accruals of unpaid dividends to the date of payment) payable with respect to Preferred Shares of any series called for redemption by the Issuer as an optional redemption or otherwise out of funds legally available to the Issuer, (iii) the lesser of (a) the aggregate of the liquidation preference per Preferred Share and all accumulated arrears and accruals of unpaid dividends (whether or not declared) to the date of payment and (b) the amount of remaining assets of the Issuer after satisfaction of other parties having claims which, as a matter law, are prior to those of the Holders and (iv) any Additional Amounts (as defined below) payable by the Issuer.

                Holder shall mean any holder from time to time of any Preferred Shares of any series of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Shares have given any request, notice, consent or waiver hereunder, Holder shall not include the Guarantor or any entity owned 20% or more by the Guarantor, either directly or indirectly.

                Loan Agreement shall mean the agreement, dated the date hereof, pursuant to which the Issuer will loan to the Guarantor the proceeds received by the Issuer from the issuance and sale of a series of its Preferred Shares and the Common Shares.

                Loans   shall  mean  the  loans  from  the  Issuer  to  the
     Guarantor pursuant to the Loan Agreement.

                Paying Agent   shall  mean  Chemical  Bank,  as  registrar,
     transfer agent and paying agent.

                                   ARTICLE II.

               SECTION 2.01. (a) The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (except to the extent paid by the Issuer) as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amount by the Guarantor to the Holders or by causing the Issuer to pay any such amount to the Holders.

                    (b) All Guarantee Payments shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the Cayman Islands, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received by the Holders after such withholding or deduction will equal the amount which would have been receivable in respect of the Preferred Shares in the absence of such withholding or deduction ( Additional Amounts ), except that no such Additional Amounts will be payable to any Holder (or a third party on his behalf) with respect to any of the Preferred Shares:

                         (i) if such Holder is liable for such taxes, duties, assessments or governmental charges for which the withholding or deduction was imposed in respect of the income from the Preferred Shares by reason of such Holder's having some connection with the Cayman Islands, other than being a Holder; or

                         (ii) if the Issuer or the Guarantor has notified such Holder of the obligation to withhold taxes and requested but not received from such Holder a declaration of non-residence or other similar claim for exemption, and such withholding or deduction would have not been required had such declaration or similar claim been received.

               SECTION 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

               SECTION 2.03. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                    (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Shares to be performed or observed by the Issuer;

                    (b) the extension of time for the payment by the Issuer of all or any portion of the dividends, redemption price, liquidation distributions or any other sums payable under the terms of the Preferred Shares or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Shares;

                    (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Shares, or any action on the part of the Issuer granting indulgence or extension of any kind;

                    (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt, of or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

                    (e) any invalidity of, or defect or deficiency in, any of the Preferred Shares; or

                    (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

     There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

               SECTION 2.04. This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor will waive any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05 hereof, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer, whether by separate action or by joinder. The Guarantor agrees that this Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in full (to the extent not paid by the Issuer) and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

               SECTION 2.05. The Guarantor shall be subrogated to all rights (if any) of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment of any amount in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01 hereof; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the

     Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

               SECTION 2.06. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Shares and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections
     (a) through (f), inclusive, of Section 2.03 hereof.

                                  ARTICLE III.

               If the Guarantor elects, pursuant to the terms of the Loan Agreement, to issue and deliver to the Issuer, in exchange for the
     Note  (as   defined  in  the  Loan   Agreement),  freely  transferable
     Depositary Shares (as defined in the Loan Agreement) and, in connection therewith, the number of Depositary Shares so delivered by the Guarantor in exchange for the Note (the "Prepayment Shares") is less than the number of Depositary Shares required to be issued by the Issuer to redeem all outstanding shares of any series of Preferred Shares (the "Required Shares"), then the Guarantor shall be obligated to issue, and the Guarantor hereby agrees to so issue to the Issuer, a number of additional Depositary Shares that, when added to the number of Prepayment Shares, equals the number of the Required Shares.

                                   ARTICLE IV.

               SECTION 4.01. So long as any Preferred Shares of any series remain outstanding, if at such time the Guarantor shall be in default with respect to its obligations under this Guarantee Agreement, neither the Guarantor nor any subsidiary of the Guarantor using funds provided by the Guarantor shall redeem, purchase or acquire or pay a liquidation preference with respect to, (a) any preferred or preference stock of the Guarantor ranking pari passu with this
     Guarantee Agreement, (b) any preferred or preference stock of affiliates of the Guarantor (including the Company) entitled to the benefits of a guarantee of the Guarantor ranking pari passu with this Guarantee Agreement, (c) any preferred or preference stock of affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to this Guarantee Agreement as to participation in assets of the Guarantor upon liquidation or (d) any other security of the Guarantor ranking junior to this Guarantee Agreement. The Guarantor shall take all actions necessary to ensure the compliance of its subsidiaries with this Section 4.01.

               SECTION 4.02. The Guarantor covenants, so long as any Preferred Shares of any series remain outstanding: (i) to maintain ownership, directly and indirectly, of 100% of the Common Shares; (ii) to cause at least 21% of the total value (initially measured by shareholders' equity determined in accordance with generally accepted accounting principles) of the Issuer and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of the Issuer to be represented by Common Shares; (iii) not to voluntarily dissolve, wind-up or liquidate the Issuer; and (iv) to use its reasonable efforts to cause the Issuer to remain an exempted company with limited duration and otherwise continue to be treated as a partnership for United States federal income tax purposes.

               SECTION 4.03. If, at any time that the Guarantor fails to comply with its obligations under this Guarantee Agreement, any proposal by the management of the Guarantor is made to declare dividends on any shares of the Guarantor ranking junior to the Guarantor's obligations under this Guarantee Agreement as to participation in profits, the Guarantor shall, or shall cause the Issuer to, set aside for payment in a segregated account at the office of the paying agent with respect to the Preferred Shares of such series (the "Paying Agent"), an amount equal to all accumulated arrears of dividends payable on the Preferred Shares of such series out of moneys held and legally available therefor and irrevocably instruct the Paying Agent to pay such amounts as dividends payable on the Preferred Shares of such series on the day following the date on which such proposal is approved by all necessary persons. The Paying Agent shall make such payment on such day unless it shall have received, prior to 10:00 a.m., New York time, on such day, a certificate from the Guarantor certifying that such proposal has not been approved by all necessary persons. In such case, the amounts deposited in such account shall be remitted forthwith to the Guarantor or the Issuer, as the case may be. In all cases, any interest accrued on the amounts deposited in such account shall be remitted by the Paying Agent to the Guarantor or the Issuer, as the case may be.

               SECTION 4.04. If, at any time that the Guarantor fails to comply with its obligations under this Guarantee Agreement, the Guarantor (or any subsidiary of the Guarantor using funds provided by the Guarantor) redeems or purchases or otherwise acquires any shares of the Guarantor ranking junior to the Guarantor's obligations under this Guarantee Agreement as to participation in assets of the Guarantor upon liquidation, all accumulated arrears of dividends payable on the Preferred Shares of such series out of moneys held and legally available therefor shall immediately become due and payable under this Guarantee Agreement; provided, however, that no such payment shall be required if any such shares of the Guarantor are redeemed, purchased or otherwise acquired pursuant to any employee stock option plan of the Guarantor.

               SECTION 4.05. Neither the Guarantor, nor any subsidiary of the Guarantor using funds provided by the Guarantor, shall pay dividends, or make guarantee payments with respect to dividends, on any preferred or preference stock of affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to this Guarantee Agreement as to participation in profits of the Guarantor if at such time the Guarantor shall be in default with respect to its obligations under this Guarantee Agreement.

               SECTION 4.06. If the Guarantor issues, at any time, any preferred or preference shares ranking senior to its obligations under this Guarantee Agreement or enters into any guarantee in respect of any preferred or preference shares of any affiliate of the Guarantor, which guarantee would rank junior to all liabilities of the Guarantor but senior to this Guarantee Agreement as regards rights in respect of dividends, liquidation preference and distributions, and rights upon redemption, then this Guarantee Agreement will be deemed to give the holders of Preferred Shares such rights and entitlements as are contained in or attached to such other preferred or preference stock or guarantee such that this Guarantee Agreement ranks pari passu as to such rights and entitlements with any such preferred or preference stock or other guarantee.

               SECTION 4.07. This Guarantee Agreement will constitute an unsecured obligation to the Guarantor and will rank (i) junior in right of payment to all liabilities of the Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor and (iii) senior to the Guarantor's common shares.

                                   ARTICLE V.

               This Guarantee Agreement shall terminate and be of no further force and effect as to a series of Preferred Shares upon full payment of the redemption price (including all accumulated arrears and accruals of unpaid dividends and including redemption in connection with any exchange of a series of Preferred Shares of the Issuer with a series of Preferred Shares (or depositary shares representing such Preferred Shares) of the Guarantor) of all outstanding Preferred Shares of that series or upon full payment of the amounts payable to the Holders upon liquidation of the Issuer; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, with respect to such series if at any time any Holder of Preferred Shares of such series must restore payment of any sums paid under the Preferred Shares of such series or under this Guarantee Agreement for any reason whatsoever.

                                   ARTICLE VI.

               SECTION 6.01. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% in liquidation preference of all Preferred Shares then outstanding given either in writing or by vote at a duly constituted meeting of such Holders.

               SECTION 6.02. Except with respect to any changes which do not materially and adversely affect the rights of Holders (in which case no vote will be required), this Guarantee Agreement may only be amended by an instrument in writing signed by the Guarantor with the prior approval of the Holders of not less than 66-2/3% in liquidation preference of all Preferred Shares then outstanding given either in writing or by vote at a duly constituted meeting of such Holders.

               SECTION 6.03. Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed or upon receipt of any answer-back, if sent by telex), to it:

                    The Bear Stearns Companies Inc.
                    245 Park Avenue
                    New York, New York 10167
                    Facsimile No: (212) 272-3087
                    Attention: William J. Montgoris
                              Chief Operating Officer and
                              Chief Financial Officer


               Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

               SECTION 6.04. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

               SECTION 6.05. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Shares.

               SECTION 6.06. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

               THIS PAYMENT AND GUARANTEE AGREEMENT is executed as of the day and year first above written.



                                        THE BEAR STEARNS COMPANIES INC.



                                        By:
                                            -------------------------------
                                            Name: William J. Montgoris
                                            Title: Chief Operating Officer
                                                   and Chief Financial Officer